Exhibit 99.3

Nominating and Corporate Governance Committee Charter
OF

QUANTUM ACQUISITION CORP

As adopted by the Board of Directors, effective [*]

Purpose

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Quantum Acquisition Corp (the “Company”) is to (i) identify, evaluate and recommend individuals qualified to become members of the Board, consistent with criteria approved by the Board, (ii) recommend that the Board select the director nominees to stand for election at each annual meeting of stockholders of the Company or to fill vacancies on the Board, (iii) develop and recommend to the Board a set of corporate governance guidelines applicable to the Company and (iv) oversee the annual performance evaluation of the Board and its committees and management. The Committee shall also recommend directors to serve on all committees of the Board.

Composition of the Committee

The Committee shall be comprised of three or more directors, each of whom meets the independence requirements of the New York Stock Exchange LLC (the “NYSE”) and the company’s corporate governance guidelines.

Any action duly taken by the Committee during a period in which one or more of the members subsequently is determined to have failed to meet the membership qualifications described herein shall nevertheless constitute duly authorized action of the Committee and shall be valid and effective for all purposes, except to the extent required by law or determined appropriate by the Committee to satisfy regulatory standards.

Committee members (i) shall be appointed by the Board on the recommendation of the Committee, (ii) shall serve for such terms as the Board may determine, or until their earlier resignation, death or removal and (iii) may be removed by the Board in its discretion.

Meetings

The Committee shall meet with such frequency and at such intervals as it determines necessary, but at least three time annually, to carry out its duties and responsibilities. The Board shall designate one member of the Committee to serve as its chairperson. The chairperson will preside, when present, at all meetings of the Committee. The Committee will meet at such times as determined by its chairperson or as requested by any two of its members. Notice of all Committee meetings shall be given, and waiver thereof determined, in accordance with the notice and waiver of notice requirements applicable to the Board. The Committee may meet by telephone, video conference or similar means of remote communication.

Each member of the Committee shall have one vote. A majority of the Committee members shall constitute a quorum. The Committee shall be authorized to take any permitted action only by the affirmative vote of a majority of the Committee members at any meeting at which a quorum is present or by the unanimous written consent of all of the Committee members.

The Committee shall maintain copies of minutes of each meeting of the Committee, and each written consent to action taken without a meeting, reflecting the actions so authorized or taken by the Committee. A copy of the minutes of each meeting and all consents shall be placed in the Company’s minute book.

Delegation

The Committee may form and delegate authority to subcommittees consisting of one or more Committee members when it deems appropriate.

Authority

The Committee shall have the sole authority to retain and terminate search firms and other consultants to assist in the identification and evaluation of director candidates, including the sole authority to approve the search firms’ or consultants’ fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from any officer or employee of the Company or, at the Company’s expense and at funding levels determined by the Committee, any outside legal counsel, expert or other adviser to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall receive appropriate funding from the Company, as determined by the Committee, for any expense related to any external advisers in addition to any costs or expenses related to the ordinary administrative expenses of the Committee that are necessary or appropriate for carrying out its duties. The Committee shall have full, unrestricted access to Company books, records and facilities.

Duties and Responsibilities

In furtherance of its purpose, the Committee shall:

1.	Review periodically the size of the Board and make recommendations to the Board regarding any appropriate changes.

2.	Review on a regular basis and at least annually the Company’s policies and practices relating to corporate governance, including, without limitation, the Corporate Governance Guidelines and the Director Nomination Policy and Procedures, if any, in effect from time to time, and, when necessary or appropriate, recommend any proposed changes to the Board for approval.

3.	Identify, recruit, interview and evaluate individuals qualified to serve on the Board in accordance with the criteria approved by the Board, if any, in effect from time to time.

4.	Recommend to the Board for approval, review the effectiveness of, recommend modifications as appropriate to and review Company disclosures concerning the Company’s policies and procedures for identifying and screening Board nominee candidates and the process and criteria used to evaluate Board membership, Board committee membership and director independence.

5.	Identify, recruit, screen and interview individuals that the Committee believes are qualified to become Board members, consistent with criteria approved by the Board, and recommend that the Board select the director nominees to stand for election at each annual meeting of stockholders of the Company in which directors will be elected.

6.	Consider potential director candidates recommended by the Company’s management and stockholders in the same manner as nominees identified by the Committee.

7.	Assess annually the composition of the Board in light of the Company’s operating requirements and other considerations the Committee deems appropriate, as approved by the Board, and recommend any appropriate changes to the Board.

8.	Review director independence and the financial literacy and expertise of Audit Committee members and nominees who may be asked to serve on the Audit Committee, and make recommendations to the Board relating to such matters.

9.	Oversee the search for and evaluation of potential successors to the Chief Executive Officer (both planned and emergency).

10.	In the event there is a vacancy on the Board, identify individuals that the Committee believes are qualified to become Board members and recommend such individual(s) for appointment to the Board.

11.	Review periodically the committee structure of the Board and recommend to the Board any changes to committee structure, the appointment of directors to Board committees and the assignment of committee chairs.

12.	Review the Board’s leadership structure and review and approve Company disclosures relating to Board leadership.

13.	Recommend to the Board the action to be taken with respect to any offer of resignation from (i) a director who did not receive a majority of votes cast at his or her election or (ii) a director who has experienced a significant change in his or her principal business, professional position, employment or responsibility.

14.	Monitor any changes in the outside commitments of directors and consider whether such changes may impact their ability to effectively serve on the Board, including service on outside for-profit boards or committees thereof.

15.	Monitor compliance with the Corporate Governance Guidelines.

16.	Make recommendations in connection with directors’ and officers’ indemnification and insurance matters.

17.	Establish procedures to exercise oversight of, and oversee the performance evaluation process of, the Board and management.

18.	Provide oversight of an annual self-evaluation process to determine whether the Board and its committees and individual directors are functioning effectively and report the results of the self-evaluation process to the Board.

19.	Develop and oversee an orientation program for new directors and a continuing education program for all directors.

20.	Oversee the Company’s environmental, sustainability and governance efforts, progress, policies, strategies and disclosures.

21.	Review periodically the Company’s strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, employee engagement and talent development.

22.	Review emerging corporate governance issues and practices.

23.	Develop procedures for shareholders and other interested parties to communicate with the Board and advise the Board on appropriate engagement with shareholders.

24.	Oversee the Company’s policies and practices regarding political expenditures, including an annual review of the Company’s political contributions policy and corporate political contributions, lobbying activities and trade association dues and payments.

25.	Review emerging corporate governance issues and practices, including proxy advisory firm policies and recommendations.

26.	Report regularly to the Board on the activities of the Committee.

27.	Conduct an annual performance evaluation of the Committee and its members, including a review of adherence to this Charter.

28.	Review the adequacy of this Charter periodically and recommend any proposed changes to the Board for approval.

29.	Conduct or authorize investigations into any matter within the scope of the duties and responsibilities delegated to the Committee as it deems appropriate.

30.	Perform such other duties and responsibilities, consistent with this Charter, the Company’s bylaws, governing law, the rules and regulations of the NYSE, the federal securities laws and such other requirements applicable to the Company, delegated to the Committee by the Board.

4